EMPLOYMENT AGREEMENT

THIS AGREEMENT dated as of December 18, 2009, is made and entered into between Titan Energy Systems, Inc. a Minnesota corporation (the "Company"), and Clifford Macaylo, a resident of New Jersey (the "Employee"). The Company and the Employee agree as follows:

ARTICLE IEMPLOYMENT, DUTIES AND ACCEPTANCE

1.1 Employment by the Company. The Company agrees to employ the Employee as the President of Northeast Operations for the duration of the Employment Term (as defined in Section 2 below), to render such services and to perform such duties as are normally associated with and inherent in the Employee capacity in which the Employee will be serving, as well as such other duties, which are not inconsistent with the Employee's position as an Employee of the Company.

1.2 Acceptance of Employment by the Employee. The Employee accepts such employment for the Employment Term and agrees to render the services required of him under Section 1.1. During the Employment Term, the Employee shall devote his full business time, attention and energy to the business of the Company and the performance of his duties under this Agreement. The foregoing shall not, however, prohibit the Employee from making and managing personal investments, or from engaging in civic or charitable activities that do not materially impair the performance of his duties under this Agreement. If appointed or elected, as applicable, the Employee also shall serve during all or any part of the Employment Term as any other officer and/or as a director of the Company or any of its subsidiaries or affiliates, without any additional compensation other than that specified in this Agreement.

1.3 Termination of Existing Contracts. The Employee agrees that all other agreements and contracts, whether written or oral, relating to the employment of the Employee by the Company shall be terminated effective as of the commencement of the Employment Term.

ARTICLE 2

EMPLOYMENT TERM

2.1 Initial Term. The term of the Employee's employment under this Agreement (the "Employment Term") shall commence on the date of the Agreement and shall continue through and expire on December 31, 2010 (the "Expiration Date"), unless earlier terminated as provided in this Agreement.

2.2 Renewal for Additional Terms. This Agreement shall automatically renew for additional one year terms, unless terminated as provided in this agreement.

ARTICLE 3
COMPENSATION AND OTHER BENEFITS

3.1 Annual Salary. As compensation for services to be rendered under this Agreement, the Company shall pay the Employee a starting salary (the "Annual Salary") at a rate of $120,000 for the term of this agreement.

3.2 First Anniversary Retention Bonus. The Employee shall also be entitled to receive an anniversary renewal bonus of $100,000 on January 1, 2011, for renewing and agreeing to extend this agreement for another term.

3.3 Stock Options. The Employee shall receive One Million (1,000,000) nonqualified stock options with an exercise price of $0.25 and a vesting date of December 31, 2011. These options will also have a guaranteed buy-back clause, by which at the Employee's option, the Company will buy back the options or a portion thereof at a price of $0.25 per option within (12) mouths of the vesting date pursuant to terms and conditions set forth in Section(s) 4.1 through 4.5.

3.4 Additional Stock Options. The Employee shall receive additional nonqualified stock options with an exercise price of $0.25 on December 31, 2011 according to the schedule set forth in Exhibit A. These options will also have a guaranteed buy-back clause, by which at the Employee's option, the Company will buy back the options or a portion thereof at a price of $0.25 per option within (12) months of the vesting date pursuant to terms and conditions set forth in Section Section(s) 4.1 through 4.5.

3.5 Participation in Employee Benefit Plans. The Employee shall be permitted, during the Employment Term, if and to the extent he meets and continues to meet all applicable eligibility requirements, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, similar benefit plan or other "fringe benefits" of the Company,

3.6 Employee Support. The Company shall provide to the Employee support personnel and other management level support services as the Employee shall reasonably require in connection with the performance of his duties under this Agreement.

3.7 Office Lease, Beginning January 1, 2010, the Company shall pay Employee $2,000.00 a month for the lease of the office space at 12 Pottersville Rd, Gladstone, NJ 07934 until December 31, 2010. Beginning January 1, 2011, the monthly lease shall be $2,000.00 per month for a one year term.

3.8 Automobile, Parking and Toll Expenses. The Company shall reimburse Employee $700.00 per month for vehicle expenses and shall pay all parking, tolls and related transportation expenses and provide a gas card.

3.9 Reimbursement of Business Expenses. The Employee may incur reasonable, ordinary and necessary business expenses in the course of the performance of his duties under this Agreement, including expenses for travel, food and entertainment. The Company shall reimburse the Employee for all such business expenses if (a) the expenses are incurred by the Employee in accordance with the Company's business expense reimbursement policy, if any, as may be established and modified by the Company from time to time, and (b) the Employee provides to the Company a record of and appropriate receipts for (i) the amount of the expense, (ii) the date, place and nature of the expense, (iii) the business reason for the expense and (iv) the names, occupations and other data concerning individuals entertained sufficient to establish their business relationship to the Company.

ARTICLE 4

TERMINATION

4.1 Termination upon Death. If the Employee dies during the Employment Term, this Agreement shall terminate, except that the Employee's legal representatives, successors, heirs or assigns shall be entitled to receive unpaid Annual Salary, Additional Compensation and other accrued benefits, if any, earned up to the date of the Employee's death; provided that, if any Additional Compensation or other benefits are governed by the provisions of any written employee benefit plan or policy of the Company, any written agreement contemplated thereunder or any other separate written agreement entered into between the Employee and the Company, the terms and conditions of such plan, policy or agreement shall control in the event of any discrepancy or conflict with the provisions of this Agreement regarding such Additional Compensation or other benefit upon the death, termination or disability of the Employee.

4.2 Termination for Cause. At any time during the Employment Term, the Company shall have the right, exercisable by serving notice effective in accordance with its terms, to terminate the Employee's employment under this Agreement and discharge the Employee for Cause, If such right is exercised, the Company's obligation to the Employee shall be limited to the payment of any unpaid Annual Salary, Additional Compensation and other benefits, if any, accrued up to the effective date specified in the Company's notice of termination (which date shall not be retroactive). If terminated for cause, the Company will terminate any stock options as set forth in Section 3.3 unless already exercised. As used in this Section 4.2 and elsewhere in this Agreement, the term "Cause" shall mean that a majority of the Board shall have determined that (a) the Employee has willfully and persistently failed or refused to follow the reasonable policies and directives established by the Board and such failure or refusal continues for ten (10) days after notice from the Company, (b) the Employee has wrongfully misappropriated money or other assets or properties of the Company or any subsidiary or affiliate of the Company, (c) the Employee has been convicted of any felony or other serious crime, or (d) the Employee's employment performance has been substantially impaired by chronic alcoholism or drug addiction.

4.3 Termination upon Disability. If during the Employment Term the Employee becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States, so that the Employee is unable to substantially perform his services hereunder for a period of six consecutive months, the Company may at any time after the last day of the six consecutive months of disability, by written notice to the Employee, terminate the Employee's employment hereunder. If such right is exercised, the Company shall continue to pay to the Employee at each pay period the amount of Annual Salary in effect at the date of termination, the lesser of six months or the remainder of the Employment Term.

4.4 Termination Other than for "Cause". At any time during the Employment Term, if the Company terminates the Employee without "Cause", the Company shall be obligated to pay to the Employee (i) the First Anniversary Bonus, if it has not yet paid such amount, (ii) a lump sum payment equal to one (6) months worth of salary/bonus and the continuation of the Employee's health insurance and other insurance and benefits for a period of one {6) months (the "Severance Payment"), (iii) buy-back of the stock options if any, and (iv) any unpaid Additional Compensation accrued up to the effective date specified in the Company's notice of termination in accordance with the Company's benefit plans or restricted share agreement pursuant to which such Additional Compensation was issued.

4.5 Voluntary Termination. At any time before the Employment Term expires, the Employee shall have the right, exercisable by serving notice effective in accordance with its terms, to resign and terminate the Employee's employment under this Agreement. If such right is exercised, the Company's obligation to the Employee shall be limited to the payment of any unpaid Annual Salary, if any, accrued up to the effective date specified in the Employee's letter of resignation (which date shall not be retroactive). Any Additional Compensation earned by the Employee shall be payable under the terms of the Company's benefit plans or restricted share agreement pursuant to which such Additional Compensation was issued. Should the Employee voluntarily terminate his agreement, the Company shall terminate any of the employees stock options that have riot been exercised.

OTHER PROVISIONS

4.6 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail, as follows:

if to the Company, to:

Titan Energy Systems, Inc.
6300 Blue Circle Drive, Suite 600
Minnetonka, MN

if to the Employee, to:

Clifford Macaylo New Jersey

Either party may change its address for notice hereunder by notice to the other party.

4.7 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements, written or oral, with respect thereto; provided that nothing herein shall in any way limit the obligation, rights or liabilities of the parties under any written stock option agreement separately entered into by the parties.

4.8 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

4.9 Governing Law;  Venue, This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to principles governing choice or conflicts of law.

4.10 Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by any party hereto without the prior written consent of the other party, except that the Company may assign this Agreement to any of its subsidiaries or affiliates without the Employee's consent provided such assignment does not diminish any of the Employee's benefits or rights, or increase in any material respect any of the Employee's obligations, hereunder.

4.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.12 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature appears on the following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written,

Titan Energy Systems, Inc., a Minnesota corporation

By: \s\ Thomas Black
Name: Thomas Black

Title: President

EMPLOYEE:

\s\ Clifford Macaylo
Clifford Macaylo

Exhibit A

Revenue *	Additional Stock Options	Buy Back
$2,000,000	150,000	$37,500
$2,500,000	200,000	$50,000
$3,000,000	300,000	$75,000
$3,500,000	500,000	$125,000
$4,500,000	750,000	$187,000
$5,000,000	1,000,000	$250,000
$8,000,000	2,000,000	$500,000

*Revenue will be calculated as the highest of the fiscal years of 2009, 2010 or 2011 year end numbers for NYC Sales Office.

a. The Issuance of Additional stock options shall be decided in number according to the following:

Gross Margin Less than 15% Between 15% and 17% Between 17% and 19% Between 19% and 21% Between 21% and 25% More than 25%	Change in Additional Options No Additional wan-ants Reduction of 50% Reduction of 20% No Change 5% Increase 10% Increase

Gross Margin equals, selling price less direct cost of equipment, shipping, startup and installation.